PURCHASE AND SALE AGREEMENT

Eternal Energy Corp., a Nevada corporation; PNP Petroleum, I, L.P., a Texas Limited Partnership and Cibolo Energy Operating, Inc. , a Texas corporation, herein collectively referred to as "Sellers" and Century Assets Corporation, a Delaware corporation, herein referred to as "Buyer," enter into this Purchase and Sale Agreement ("Agreement"), in consideration of Sellers' agreement to sell, and Buyer's agreement to buy, the property described in this Agreement, all pursuant to the terms and conditions of this Agreement. For purposes hereof, Buyer and Sellers may collectively be referred to herein as the “Parties” or in the singular as the “Party”.

1.           Affirmation of the Terms of the Letter agreement. The Parties hereby agree to and reaffirm all of the terms of the Letter Agreement dated March 10, 2010, as their agreement,  including the provisions regarding the payment of purchase price and transfer of leases stated in paragraph 3., whereby upon receipt of the $50,000.00 good faith deposit the Sellers assigned all of their right, title and interest in the 194 acre, R. Bennett Lease, and have transferred operations of same to the Buyer.  The remainder of the properties, excluding the R. Bennett Lease will be conveyed to Buyer upon receipt of the balance of the adjusted Purchase Price, outlined below.   The parties hereby agree to and reaffirm the terms of the Letter Agreement, attached hereto as Exhibit “A”, as amended by that certain First Amendment to March 10, 2010 Letter Agreement dated June 3, 2010, attached hereto as Exhibit “A-1” as their agreement and hereby incorporate it by reference.

2.           Closing.  At Closing the following actions will take place

(a)          Buyer shall deliver to Sellers at or before the Closing the following:

(i)           The remaining amount of the Purchase Price in certified funds or by wire transfer pursuant to Sellers’ written instructions; and

(ii)           Such other instruments or documents as Sellers may reasonably request of Buyer at least 48 hours prior to Closing which are necessary to consummate the transaction contemplated herein.

(b)          Sellers shall deliver to Buyer at or before the Closing the following:

(i)	an Original executed Assignment, in the form attached hereto as Exhibit “B”;

(ii)	The Interim Proceeds, as defined below, if any, in certified funds;

(iii)	A non-foreign affidavit executed by Sellers in the form attached as Exhibit “C”;

(iv)	All geological and engineering data in Sellers’ possession which pertain to the Property with the exception of any 3-D seismic data;

(v)	Such other instruments or documents as Buyer may reasonably request of Sellers at least 48 hours prior to Closing which are necessary to consummate the transaction contemplated herein,

(vi)
All title information in Sellers’ possession which pertains to the Property, including but not limited to all land files including the original executed and recorded leases for all tracts being conveyed, copies of all original title opinions in Sellers’ possession, copies of canceled checks or receipts for original lease bonus payments and lease delay rental payments.

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(c)          Effective Date.  The conveyance from Sellers to Buyer shall be effective as of January 1, 2010, at 7:00 a.m. Central Standard Time the (“Effective Date”).

3.           Proration of Production and Expenses.  At Closing, Sellers shall pay to Buyer the amount of net proceeds received by Sellers, if any, for the interests conveyed herein between the Effective Date and the Closing Date that are attributable to the Property net of any royalties and of any production, severance, sales or windfall profit taxes not reimbursed to Sellers by Buyer and net of all expenditures (including capital expenditures) paid by Sellers that are attributable to the Property for the period between the Effective Date and the Closing Date including, without  limitation, royalties, rentals, services, equipment, and similar charges and expenses including those billed under applicable operating agreements, and all prepaid expenses (“Interim Proceeds”).

4.           Taxes and Fees.  Sellers shall be responsible for all un-paid property taxes relating to the Property accruing in the twelve months prior to the Effective Date and discovered within one year of the Closing Date.  Buyer shall be responsible for all taxes (exclusive of federal, state or local income taxes assessed as against Sellers for income generated prior to the Effective Date) relating to the Property from and after the Effective Date.  Buyer shall be responsible for all recording and transfer fees and all sales, use, transfer, documentary and similar taxes arising out of the sale of the Property. Each party shall bear its own costs and expenses as may be associated with this transaction.

5.           Assumption of Obligations.  At Closing, Buyer shall, (i) assume all of Sellers’ operational, contractual and legal obligations, liabilities, duties and costs associated with, attributable to, or arising out of the use, operation or ownership of the Property, after the Effective Date including, but not limited to, the obligations to properly plug and abandon all wells located on the Lease, to remove all pipe and equipment now located on the Property or hereafter placed on the Property, to cleanup and restore the Property, and to conduct all operations using good oilfield practices in accordance with all agreements affecting the Property; (ii) comply with all lease terms and all terms and conditions contained in any all agreements related or associated with the Property; (iii) assume all liabilities, obligations, duties and costs attributable to the Property arising from, attributable to, or alleged to be arising from or attributable to, a violation of, or the failure to perform any obligation imposed by, any agreement or any law, regulation or rule including, but not limited to, any and all applicable environmental laws.

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6.           Buyer Indemnities.  Buyer agrees to indemnify, release, defend and hold harmless Sellers, its officers, directors, employees, agents, representatives, affiliates, subsidiaries, successors and assigns From and against any and all Claims (as hereinafter defined) including, without limitation, damage to property, or injury to or death of persons attributable in whole or in part to conditions caused by, arising from, attributable to, or alleged to be caused by, arising from or attributable to: (I) the ownership and/or operation of the Property AFTER THE EFFECTIVE DATE, or (ii) the breach by Buyer of any of its representations, warranties, covenants or agreements hereunder.  The term “Claims” as used in this Agreement shall mean all claims, liabilities, losses, damages, costs and expenses including without limitation attorney’s fees, fines and penalties.

7.           Sellers’ Indemnities.  Sellers agrees to indemnify, release, defend and hold harmless buyer, its officers, directors, employees, agents, representatives, affiliates, subsidiaries and successors (collectively, the “Buyer Indemnities”) from and against any and all Claims caused by, arising from or attributable to: (I) the ownership and/or operation of the Property BEFORE THE EFFECTIVE DATE, or; (II) Sellers’ breach of any of its representations, warranties, covenants or agreements hereunder.

8.           Effect of Negligence.  Without limiting or enlarging the scope of the indemnification obligations set forth in this Agreement, an indemnified party shall be entitled to a defense and indemnification hereunder in accordance with the terms hereof, regardless of whether the loss or claim giving rise to such indemnification obligation is the result of the sole, concurrent or comparative negligence, strict liability or violation of any law of or by such indemnified party.  The parties agree that this section constitutes a conspicuous legend.

8.           Representations by Sellers.  Sellers represent and warrant that the following statements are true and correct at the date hereof and at the Closing Date:

a.           Organization and Authority.  Eternal Energy Corp is a Nevada Corporation, PNP Petroleum, I, L.P. is a Texas Limited Partnership and Cibolo Energy Operating, Inc is a  Texas  corporation duly organized, in good standing, and qualified to own operated and non-operated mineral interests in the state where the Property is located and have the power and authority to carry on its business as presently conducted, to own and hold the Property, to sell the Property (subject to any required consents to assignment) and to perform all obligations required by this Agreement.

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b.           Litigation.  To the best of Sellers’ knowledge there are no actions, suits, charges, investigations or proceedings, including tax proceedings, pending or threatened before any court or governmental agency, as of the Effective Date that would result in a loss or impairment of Sellers' title to the Property, obstruct operation of the Property or significantly reduce the value of the Property.

c.           The persons signing this Agreement on behalf of Sellers are duly appointed and authorized by Sellers to bind Sellers to this Agreement.

d.           Any liens created prior to execution of this Agreement will be released and evidenced by a release furnished to Buyer at Closing.

e.         Environmental.   To the Knowledge of Sellers, there are no Violations of Environmental Laws that arise from events occurring during the period Sellers owned the affected Assets, which have not been corrected or remediated under the requirements of any Governmental Body having jurisdiction, and to the Knowledge of Sellers, there are no Environmental Liabilities that arise from events occurring prior to Sellers’ ownership of the Assets. There are no environmental investigations, studies or audits with respect to any of the Assets owned or commissioned by, or in the possession of, Sellers or Affiliates which have not been disclosed in writing to Buyer. To the best of Sellers’ knowledge, Sellers have, at their own expense, covered every open pit related to their operations on the affected Assets and disposed of all associated drill cuttings in accordance with the requirements of any Governmental Body having jurisdiction.

9.           Representations by Buyer. Buyer represents and warrants that the following statements are true and correct at the date hereof and at the Closing Date:

a.      Permits.  Buyer is bonded and qualified to own and/or operate the Property, as such requirements are mandated by federal, state or local law and holds or will hold at Closing all necessary permits and governmental authorizations for the use and enjoyment of the Property.

b.    Authority.  The persons signing this Agreement on behalf of Buyer are duly appointed and authorized by Buyer to bind Buyer to this Agreement.

10.         Entire Agreement.  This Agreement and all exhibits hereto, shall constitute the entire contract and agreement of Sellers and Buyer and shall supersede and override any and all prior discussions, correspondence, and agreements, between them as to, and only as to, the contemplated operations, promises, and agreements as specifically provided for herein.  All such prior communications and understandings as to, and only as to, the contemplated operations, promises, and agreements as specifically provided for herein are hereby merged into this Agreement and the exhibits attached hereto.  Sellers and Buyer agree that as to the matters contemplated and provided for herein, there are no undertakings, obligations, promises, assurances, agreements or conditions, whether precedent or otherwise, except those specifically set forth in this Agreement and in the exhibits attached hereto.  Other than as prescribed herein, no amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing and signed by the Parties.

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11.         Enforcement of Provisions Following Closing.  Following the Closing of this Agreement, the terms and conditions of this Agreement, including, but not limited to, the Indemnity Provisions of paragraphs 4, 5and 6 and any and all assurances herein, shall continue in full force and effect to the extent necessary to provide the Parties herein with the full benefit of the provisions herein contained.

EXECUTED this 24th day of June, 2010.

"SELLERS":		"BUYER":

Eternal Energy Corp.		Century Assets Corporation

BY:	/s/ Brad Colby	BY:	/s/ Edward R. DeStefano
	Brad Colby		Edward R. DeStefano
	President & CEO		President

PNP Petroleum I, L.P.

BY:	/s/ Phil Zaccaria
Phil Zaccaria
Managing Partner

Cibolo Energy Operating, Inc.

BY:	/s/ Phil Zaccaria
Phil Zaccaria
President

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EXHIBIT "A"

CENTURY ASSETS CORPORATION

1770 St. James Place, Suite 380
Houston, Texas 77056
(713) 266-4344
(713) 266-4358 Fax

March 10, 2010

Mr. Phil Zaccaria
PNP Petroleum I, L.P.
21260 Gathering Oak #106
San Antonio, Texas 78260

Mr. Brad Colby
Eternal Energy Corp
2549 West Main Street, Suite 202
Littleton, CO 80120

**RE: Offer to Purchase- West Ranch Field - Southwest Extension Area
994+/- Gross Acres- Jackson County, Texas**

Gentlemen:

Century Assets Corporation, a Delaware corporation ("Buyer"), Operator number 141701, submits this letter of intent to enter into a formal Purchase and Sale Agreement (PSA), to purchase all the oil and gas interests in certain properties, more particularly described on Exhibits "A" and "A-1", attached hereto and made a part hereof, owned by PNP Petroleum I, L.P. and Eternal Energy Corp., ("Sellers") on the following general terms and conditions:

1. **Properties to be Bought.** The interests to be purchased shall be all of the Sellers' right title and interest in and to the oil and gas leasehold interests, working interests, net revenue interests, and real property, owned by Sellers in the properties listed in Exhibits "A" and "A-1", attached hereto and made a part hereof, including all physical lease equipment and facilities owned by Sellers used for the production of oil and gas from the properties, (all of the foregoing hereinafter referred to as the "Properties").

2. **Purchase Price.** The proposed purchase price for the Properties shall be **$ 350,000.00** with adjustments, and paid in installments as described in #3 below. Sellers will be liable for all costs (including, but not limited to, ad valorem, production, severance or excise taxes, royalties, lease operating expenses, approved AFE expenses and entitled to all revenues attributable to their respective interests in the Properties prior to the Effective Date of **January 1, 2010**. Buyer will be liable for all ad valorem, production, severance or excise taxes, royalties, lease operating expenses and entitled to all revenue attributable to its respective interest in the Properties after the Effective Date of January 1, 2010.

BC
EAD

March 10, 2010
PNP Petroleum I, L.P.
Page-2-

3. Payment of Purchase Price and transfer of leases. The adjusted purchase price will be paid to Sellers, and the transfer of title in the various leases to Buyer, shall be governed by a Purchase and Sale Agreement (PSA) to be executed by the parties, and shall take place according to the following timeline and schedule:

A. Upon execution of this letter agreement, Buyer will pay to Sellers a good faith deposit of $50,000.00, which shall be credited against the adjusted purchase price described in # 2. above. This deposit will be non-refundable except as provided for in the PSA. Upon receipt of the good faith deposit, the Sellers will assign all of their right, title and interest in the 194 acre, R. Bennett Lease, and will transfer operations for the Bennett wells to Buyer by executing a Form P-4. Upon receipt of the assignment and Form P-4, Buyer will assume all responsibility for the Bennett wells, including bringing same into compliance with Railroad Commission of Texas rules and regulations, including plugging and abandonment of same. The execution of the PSA and the assignment of the Bennett lease shall occur on or before April 15 23 2010.

B. After the payment of the good faith deposit, and transfer of the Bennett lease and wells contemplated in # 3A above is completed, and until the final closing occurs relating to the balance of the Properties in accordance with the terms and conditions of the PSA, Buyer shall have access to, and be granted permission to use Seller's surface facilities, salt water disposal pumps and disposal well(s) located on the Turner "D" lease. All expenses incurred and all liability associated with using these facilities will be assumed and paid for by Buyer and Buyer agrees to indemnify, and hold harmless, Sellers, their affiliates, officers, directors, employees, consultants, agents and representatives from and against any and all damages suffered by Sellers, their affiliates, officers, directors, employees, consultants, agents and representatives as a result of its operation of the Properties as contemplated herein. Buyer will assume responsibility for filing all required Railroad Commission filings associated with the permitted injection wells.

C. Sellers will assign to Buyer the balance of the other Properties including leases, lands, wells and equipment listed on Exhibit "A" and "A-1", upon receipt of payment of the balance of the adjusted Purchase Price, in accordance with the terms and conditions outlined in the PSA.

4. Final Closing. The transaction contemplated herein regarding the balance of the Properties under # 3C. above, would be closed on or before June 7, 2010. If the closing does not take place by June 7, 2010, due to: (i) an event of force majeure; (ii) an inability of the parties to agree to a mutually agreeable form of purchase and sale agreement; or (iii) due to a significant problem with title to the Properties, then the parties shall be under no further obligation to one another with respect to this letter agreement, unless all parties agree to extend the closing time in writing.

March 10, 2010
PNP Petroleum I, L.P.
Page-3-

5. **PSA.** Except as set forth herein, this offer is subject to the execution of a mutually acceptable definitive Purchase and Sale Agreement ("PSA"), naming Century Assets Corporation, or its nominee, as Buyer.

6. **Access to Sellers' Files.** Sellers shall continue to give Buyer and Buyer's authorized representatives, at any reasonable time(s), access with copying privileges, to all technical, engineering, land, lease, contract data and other records relating to the Properties. All data shall be furnished as a matter of convenience only to Buyer, and Buyer's reliance on same shall be at Buyer's sole risk

7. **Due Diligence.** Buyer will complete its ongoing due diligence including title examination, environmental, actual well conditions, applicable contracts, gas marketing contracts with all being acceptable to Buyer before April 15, 2010 or the date of the execution of the formal Purchase and Sale Agreement, whichever date occurs first.

8. **No Reduction In Interests.** The Properties to be conveyed would not be subject to being reduced by virtue of the exercise of any reversionary, back-in or other similar right in favor of third parties.

9. **Approvals.** Sellers will, prior to closing, furnish evidence of all necessary approvals and consents, whether corporate, shareholder, third-party, or otherwise, and all necessary filing, approvals, or waivers for the sale of the Interests that may be required under any agreement or any law or regulation.

10. **Buyer's Obligation to P&A Existing Wells.** Upon closing, Buyer will assume responsibility to timely and properly plug and abandon any and all of the wells physically located on the assigned Properties as listed on Exhibit "A" in accordance with the rules and regulations of the Railroad Commission of Texas. Buyer will be responsible for plugging and abandonment of the wells on the Bennett lease upon receipt of the assignment described in # **3A.** above.

11. **No Broker Fees.** No broker or finder has acted on behalf of Sellers or Buyer in connection with the transactions contemplated by this Offer. Each party agrees to bear its own costs and expenses as may be associated with this transaction.

12 **Separation from Sellers' Accounting.** This purchase and sale is separate and distinct from any amounts that Sellers may owe to each other, or any of their affiliates, with respect to revenue or expense accounting associated with the Properties. Buyer is not assuming and Sellers will indemnify Buyer from any financial injury stemming from such claims.

RL CJ
EAD

March 10, 2010
PNP Petroleum I, L.P.
Page-4-

13 **Non compete.** The parties will enter into a definitive agreement to be executed at the time of the closing outlining and making clear that an Area of Mutual Interest- Non Compete ("AMI"), will continue for a period of two (2) years from the date of the closing. That neither Sellers, nor their principals shall undertake to take leases or acquire any mineral interests or royalty interests, directly or indirectly within the AMI without offering such interests to Buyer.

14 **Confidentiality.** Buyer and Sellers acknowledge and understand that Eternal Energy Corp. is a publicly listed company that is subject to SEC and exchange-imposed obligations regarding confidentiality and disclosure of material non-public information. In this regard Buyer agrees that they shall not make or cause to be made any disclosure of the transaction contemplated herein to any third party or otherwise disseminate any news or announcement of any kind with respect to the transaction contemplated hereunder without the express written approval of Eternal Energy Corp. Buyer and Sellers further agree to keep all information relating to this transaction confidential and not to disclose, reveal or discuss any information with any person without the written approval of all parties, which approval shall not be unreasonably withheld.

If Sellers are willing to commit to sell the Properties on the terms embodied and described herein, please so indicate by signing the appropriate space below and returning one copy to the attention of the undersigned. If not signed by you, this offer to purchase will automatically expire on ~~Friday~~ Monday, April ~~9~~ 12 2010, at 5:00 pm CST. EAD

Sincerely yours,

CENTURY ASSETS CORPORATION

BY: [signature]
EDWARD R. DeSTEFANO
President

Acknowledged and Agreed to this 12th day of April, 2010.

PNP PETROLEUM I, L.P.

BY: [signature]
~~Print~~ Name: Phil Zaccaria
Title: MANAGING PARTNER

ETERNAL ENERGY CORP.

BY: [signature]
Print Name: Brad Colby
Title: President 4/7/2010